As filed with the Securities and Exchange Commission on May 17, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

SODEXHO ALLIANCE, SA
(Exact name of Registrant as specified in its charter)

REPUBLIC OF
FRANCE	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3, avenue Newton
78180 Montigny-le-Bretonneux
FRANCE
011-33-1-30-85-75-00
(Address of principal executive offices)

Sodexho Alliance January 2005 Stock Option Plan A
Sodexho Alliance January 18, 2005 Stock Option Plan B
Sodexho Alliance January 18, 2005 Stock Option Plan C
(Full Title of the Plan)

Robert A. Stern, Esq.
Senior Vice President and General Counsel
Sodexho, Inc.
9801 Washingtonian Boulevard
Gaithersburg, Maryland 20878
301-987-4000
(Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Jean McLoughlin, Esq.	Siân Herbert-Jones
Davis Polk & Wardwell	Chief Financial Officer
450 Lexington Avenue	Sodexho Alliance, SA
New York, NY 10017	3, avenue Newton
212-450-4000	78180 Montigny-le-Bretonneux
FRANCE
011-33-1-30-85-75-00

CALCULATION OF REGISTRATION FEE
Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value Euro 4 each, of Sodexho Alliance, SA(1)	1,010,000(2)	$29.11(3)	$29,401,100(3)	$3,460.51

(1)	The ordinary shares being registered hereby with respect to Sodexho Alliance January 2005 Stock Option Plan A, Sodexho Alliance January 18, 2005 Stock Option Plan B and Sodexho Alliance January 18, 2005 Stock Option Plan C (collectively, the “Sodexho Alliance Plans”) may be represented, in certain cases, by the Registrant’s American Depositary Shares, evidenced by American Depositary Receipts. This represents ordinary shares reserved for issuance or which may be purchased pursuant to the options granted to U.S. employees under the Sodexho Alliance Plans.

(2)	Plus an additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the Sodexho Alliance Plans.

(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee of options granted and outstanding, based on a weighted average exercise price of $29.11 (Euro 23.10), which has been computed using the dollar/euro Federal Reserve Bank of New York Noon Buying Rate of U.S. $1.26 per Euro 1.00 on May 16, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Sodexho Alliance Plans as specified under Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by Sodexho Alliance, SA (“Sodexho Alliance” or “Registrant”) with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by Sodexho Alliance with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

     (a) The annual report on Form 20-F of Sodexho Alliance for the fiscal year ended August 31, 2004.

     (b) All reports filed by Sodexho Alliance pursuant to Section 13(a) or 15(d) of the Exchange Act since August 31, 2004, the end of the fiscal year covered by Sodexho Alliance’s Form 20-F referred to in (a) including, but not limited to, the Form 6-K filed on April 27, 2005.

     (c) The description of Sodexho Alliance’s ordinary shares, par value Euro 4 each, and American Depositary Receipts evidencing American Depositary Shares, each American Depositary Share representing one ordinary share of Sodexho Alliance, contained in Item (10) of Sodexho Alliance’s Form 20-F referred to in (a).

     In addition, all documents filed by Sodexho Alliance with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of the filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Paul, Hastings, Janofsky & Walker (Europe) LLP (Aline Poncelet) is opining on the legality of the shares being registered (see Exhibit 5 hereto) and is regularly employed by Sodexho Alliance as its outside counsel.

Item 6. Indemnification of Directors and Officers.

     Sodexho Alliance has provided for the indemnification of its directors and officers with respect to general civil liability which they may incur with their activity on behalf of Sodexho Alliance.

     Sodexho Alliance maintains insurance, at its own expense, to protect itself and any director, officer, employee or agent of Sodexho Alliance or of any other entity affiliated with Sodexho Alliance against any civil liability, loss or expense, other than liability arising out of willful misconduct.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number

4(a)	Sodexho Alliance Restated Corporate Statuts (English Translation) (incorporated by reference to Exhibit 1 to the registration statement on Form 20-F filed by Sodexho Alliance on March 19, 2002, under the Exchange Act; see File No. 1-31274).

4(b)	Form of Deposit Agreement among Sodexho Alliance, The Bank of New York, as depositary, and the Owners and Holders of American Depositary Receipts (incorporated by reference to Exhibit A filed pursuant to Item 3 to the Form F-6 filed by Sodexho Alliance on March 21, 2002 under the Exchange Act; see File No. 333-84970).

5	Opinion of Paul, Hastings, Janofsky & Walker (Europe) LLP (Aline Poncelet).

23.1	Consent of Counsel (Included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers Audit.

24	Powers of Attorney.

99.1	Sodexho Alliance January 2005 Stock Option Plan A.

99.2	Sodexho Alliance January 18, 2005 Stock Option Plan B.

99.3	Sodexho Alliance January 18, 2005 Stock Option Plan C.

Item 9. Undertakings.

     (a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Sodexho Alliance, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France, on this 17th day of May, 2005.

Sodexho Alliance, SA

By:	/s/ Pierre Bellon

	Name:	Pierre Bellon
	Title:	Chairman and Chief Executive Officer

Signature	Title	Date

/s/ Pierre Bellon	Chairman and Chief Executive Officer	May 17, 2005

Pierre Bellon

*	Vice Chairman	May 16, 2005

Remi Baudin

*	Member of the Board	May 16, 2005

Astrid Bellon

*	Member of the Board	May 16, 2005

Bernard Bellon

*	Member of the Board	May 16, 2005

François-Xavier Bellon

*	Member of the Board	May 16, 2005

Sophie Clamens

*	Member of the Board	May 16, 2005

Paul Jeanbart

*	Member of the Board	May 16, 2005

Charles Milhaud

*	Member of the Board	May 16, 2005

François Périgot

*	Member of the Board	May 16, 2005

Nathalie Szabo

*	Member of the Board	May 16, 2005

Patricia Bellinger

Signature	Title	Date

*	Member of the Board	May 16, 2005

Robert Baconnier

*	Member of the Board	May 16, 2005

Peter Thompson

*	Member of the Board	May 16, 2005

H.J. Mark Tompkins

*	Chief Financial Officer	May 16, 2005

Siân Herbert-Jones

*By:	/s/ Siân Herbert-Jones

Siân Herbert-Jones
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

/s/ Robert A. Stern

Robert A. Stern, as the duly authorized
representative of Sodexho Alliance in the
United States

Date: May 4, 2005

EXHIBIT INDEX
Exhibit Number

4(a)	Sodexho Alliance Restated Corporate Statuts (English Translation) (incorporated by reference to Exhibit 1 to the registration statement on Form 20-F filed by Sodexho Alliance on March 19, 2002, under the Exchange Act; see File No. 1-31274).

4(b)	Form of Deposit Agreement among Sodexho Alliance, The Bank of New York, as depositary, and the Owners and Holders of American Depositary Receipts (incorporated by reference to Exhibit A filed pursuant to Item 3 to the Form F-6 filed by Sodexho Alliance on March 21, 2002 under the Exchange Act; see File No. 333-84970).

5	Opinion of Paul, Hastings, Janofsky & Walker (Europe) LLP (Aline Poncelet).

23.1	Consent of Counsel (Included in Exhibit 5).

23.2	Consent of PricewaterhouseCoopers Audit.

24	Powers of Attorney.

99.1	Sodexho Alliance January 2005 Stock Option Plan A.

99.2	Sodexho Alliance January 18, 2005 Stock Option Plan B.

99.3	Sodexho Alliance January 18, 2005 Stock Option Plan C.